EXHIBIT 10.1

Ubiquitech Software Corp.

7435 S. Eastern Avenue, Suite 5

Las Vegas, Nevada 89123

December 23, 2009

Navitas Land and Mineral Corp.

876 W. Everly Brothers Blvd

Central City, KY 42330

Attention: Dan Williams

RE: Oakley Lease

Dear Sirs,

Further to our recent discussions and our review of the preliminary material you forwarded to us, we wish to formalize the terms under which we will acquire the Oakley Lease (the “Lease”), as is more particularly described in the Schedule attached hereto.

Subject to the advice of our legal and financial advisors, it is our initial intention to enter into an asset purchase agreement with Navitas Land and Mineral pursuant to which we will acquire the Oakley Lease (the “Definitive Agreement”). Alternative purchase or business arrangements may provide a preferred structure for either or both of the parties, and if so, these will be considered and evaluated as to their potential for superior business efficacy or preferred tax consequences. We believe this will enable us to best achieve the financing/funding requirements for the development of the Lease, as well as providing the structural flexibility which will serve our mutual interests.

It is our understanding that individuals within your organization will be conducting or overseeing the majority of the development work on the Lease, including, but not limited to, ongoing exploration and drilling programs, management of operations, and all permitting and licensing which may be required in connection with the exploration and development of the lease. We further understand that such individuals are intended to occupy certain positions within the management or advisory structure of our company, where such positions will be created or otherwise made available.

In furtherance of entering into a Definitive Agreement, Ubiquitech makes the following representations:

1.

Ubiquitech has the full and absolute right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth, and to carry out the transactions contemplated hereby.

2.

The principals of Ubiquitech have no information or knowledge of any facts pertaining to the Company which, if known to Navitas might reasonably be expected to deter Navitas from completing the transactions contemplated hereby.

3.	Ubiquitech is in good standing, up to date in all its filings and is current in all its tax and regulatory submissions.

4.

The corporate records of Ubiquitech, as required to be maintained by the Company under its act of incorporation, are accurate, complete and up-to-date in all material respects and all material transactions of the Company have been promptly and properly recorded in its books or filed with its records.

5.	That no change will occur in the constating documents or Articles of the Company from the date hereof to the Closing Date.

6.	Ubiquitech has no debt or liabilities of any kind.

7.	There are no warrants or options outstanding, nor any instruments convertible into or exchangeable or exercisable for shares in the capital stock of Ubiquitech.

8.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of the principals of Ubiquitech, threatened against or affecting Ubiquitech, at law or in equity, before or by any Court, administrative agency or any governmental authority.

9.

Ubiquitech has not entered into any contracts nor incurred any obligations of any kind nor has it encumbered itself in any way that would prevent Navitas and Ubiquitech from completing the transaction contemplated hereby.

Based on the information we have received to date, including the business/lease development model and Pro Forma financial spreadsheet, we are prepared to issue to Navitas, or as Navitas may direct, 10,000,000 (ten million) common shares in the capital stock of Ubiquitech Software. Additionally, we will commit to project development funding of not less than $1,200,000 (one million two hundred thousand dollars). There will also be established a success-based vesting formula which will provide for bonus shares to be issued to key executives, senior management and operational managers in the event the added net enterprise value from the drilling and production programs on the Leases meets or exceeds certain predetermined values.

The parties shall agree upon the terms and conditions of the Definitive Agreement on or before January 6, 2009, or such other time as may be agreed to in writing by the parties, provided that all requested due diligence documentation is provided as and when requested and due diligence is completed not later than December 31, 2009.

Except with the written consent of the other party, each of the parties hereto and their respective agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law.

The parties acknowledge that Ubiquitech is required to make timely public disclosure of material changes or events, and that such information cannot be communicated to third parties prior to official corporate disclosure. The parties hereby agree that no public disclosure or announcement of, or pertaining to, this Letter of Intent or the subject matter hereof shall be made without the express authorization of Ubiquitech.

Each party shall bear its respective costs as incurred by it with respect to this transaction.

This Letter of Intent shall be governed by and construed in accordance with the substantive laws of the State of Colorado and the State of Nevada.

While this letter is intended to be contractual in nature and to represent the intentions of the parties, the obligation of either party is subject to the execution and delivery of a formal agreement incorporating the foregoing terms and such other terms, conditions, covenants, representations or warranties as may be agreed between the parties.

The Parties hereto agree to act in good faith following the execution of this Letter of Intent and not to engage in any other or alternative merger, co-venture, reorganization, issuance of stock, agreements to finance, sale of assets and/or acquisition negotiations until the Definitive Agreement is either approved or rejected by the respective Board of Directors or senior management within the next 30 days from the time this letter is signed. If the general terms of collaboration and finance are not affirmed within the foregoing period of time, then both parties shall deem that this Letter of Intent has been rescinded and is of no further force and effect

In the event the above is consistent with the terms agreed we would ask that you indicate your agreement and acceptance by signing the duplicate copy of this letter in the space provided below and return same to our offices at your first convenience. Should you have any questions in connection with this matter, please do not hesitate to contact the undersigned at your earliest convenience.

Yours truly,

Ubiquitech Software Corp.

Per: s/Young Yuen

Young Yuen

President

Agreed and Accepted as of the 23rd day of December August, 2009 on behalf of Navitas Land and Mineral Corp.

s/Dan Williams_________________

Dan Williams